EXHIBIT 99.1.2

NEWS RELEASE

CONTACT:

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT PLACES NEW GLOBAL HEADQUARTERS ON HOLD

Company Plans to Upgrade and Improve Its Existing Corporate Campus

Delray Beach, Fla., October 19, 2004 — Office Depot, Inc. (NYSE: ODP) today announced that it has placed on hold its development of a new global headquarters in Boca Raton, Florida, as the Company reviews its facilities requirements and its overall cost structure. In addition, as the Company is in a search process for a new Chief Executive Officer, it has determined that filling that position is a prerequisite to making a final decision on its headquarters needs.

“As I have made clear from my first day on the job as Chairman and CEO, one of our most important tasks is to evaluate our priorities as we focus on relentless execution against our most important initiatives,” said Neil Austrian, Office Depot’s Chairman and Chief Executive Officer.

Austrian outlined Office Depot’s priorities, which include:

1)	Improving North American retail profitability while aggressively rolling out new stores in the Northeast

2)	Increasing market share within the company’s North American Business Services Group (BSG), and

3)	Fulfilling the promise of profitable contract sales growth in Europe.

“Projects that do not directly contribute to these key initiatives need to be either placed on hold or appropriately prioritized to ensure that our focus is on growth initiatives,” Austrian said. “One project that our management team has reviewed and has now decided to place on hold is the development of a new corporate headquarters. Compared to other more pressing needs in our business units, we felt that the construction of a new facility could be deferred while we devote our time and attention to other initiatives.”

Austrian noted, however, that the Company will begin refurbishing its current campus to address critical needs: “While not on the scale of building a new facility, we will undertake major facility upgrades to ensure an effective, productive and collaborative work environment.”

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – on track to generate $3B in sales for FY’04. In North America, Office Depot has 901 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.